Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Amendment No. 3 to Registration Statement on Form S-1 of our report dated May 2, 2025, except for the effects of the reverse stock split described in Note 13, as to which the date is January 9, 2026, and except for the effects of the restatement described in Note 2, as to which the date is March 11, 2026, relating to the financial statements of Lakewood-Amedex Biotherapeutics Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Tampa, FL

March 11, 2026